RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                                      Company

                                          RESIDENTIAL FUNDING CORPORATION
                                                  Master Servicer

                                         Mortgage Pass-Through Certificates
                                                  Series 1997-S5

$   10,026,600.00  7.50%   Class M-1 Certificates
$   5,013,300.00    7.50%   Class M-2 Certificates
$   5,013,300.00    7.50%   Class M-3 Certificates

                                          Supplement dated April 23, 1997
to
                                    Prospectus Supplement dated April 21, 1997
                                                        and
                                          Prospectus dated June 21, 1996


         The Class M-1 Certificates will be offered by Residential Funding Securities Corporation (the "Class M-1 Underwriter"), on a best-efforts basis pursuant to an Underwriting Agreement (the "Class M-1 Underwriting Agreement") among the Company, the Master Servicer and the Class M-1 Underwriter. The Class M-1 Underwriter is an indirect wholly-owned subsidiary of the parent of the Company. The obligation of the Class M-1 Underwriter to pay for and accept delivery of any of the Class M-1 Certificates is subject to, among other things, the simultaneous sale by the Underwriter of such Class M-1 Certificates. The termination date of the offering of the Class M-1 Certificates is the earlier to occur of April 23, 1998 or the date on which all of the Class M-1 Certificates have been sold. Proceeds of the offering of the Class M-1 Certificates will not be placed in any escrow, trust or similar arrangement. The Class M-1 Underwriter intends to offer the Class M-1 Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The proceeds to the Company from any sale of the Class M-1 Certificates will be equal to the purchase price paid by the purchaser thereof, net of any expenses payable by the Company and any compensation payable to the Underwriter and any dealer. The Class M-1 Underwriter may effect such transactions by selling the Class M-1 Certificates to or through dealers. In connection with the purchase and sale of the Class M-1 Certificates, the Underwriter and any dealers that may

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS
AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ
IN CONJUNCTION THEREWITH.


               Residential Funding Securities Corporation  Morgan Stanley & Co.
                                                             Incorporated
participate with the Class M-1 Underwriter in such resale of the Class M-1 Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Underwriter in the form of discounts, concessions or commissions. The Class M-1 Underwriter and any dealers that participate with the Class M-1 Underwriter in the distribution of the Underwritten Certificates may be deemed to be underwriters and any profit on the resale of the Underwritten Certificates positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         The Class M-1 Underwriting Agreement provides that the Company will indemnify the Class M-1Underwriter against certain civil liabilities under the Securities Act of 1933, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-1 Certificates. Neither the Company, the Class M-1 Underwriter nor any other person intends to make a secondary market in the Class M-1 Certificates. There can be no assurance that any such secondary market will develop, or if it does develop, that it will continue.

         The Class M-2 Certificates and the Class M-3 Certificates will be purchased from the Company by Morgan Stanley & Co. Incorporated (the "Class M-2 and Class M-3 Underwriter"), pursuant to an agreement (the "Class M-2 and Class M-3 Underwriting Agreement") among the Company, the Master Servicer and the Class M-2 and Class M-3 Underwriter. The proceeds to the Company from the sale of the Class M-2 and the Class M-3 Certificates will be equal to $9,643,552.55, net of any expenses payable by the Company.

 The Class M-2 and the Class M-3 Underwriter intends to offer the Class M-2 and Class M-3 Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Class M-2 and Class M-3 Underwriter may effect such transactions by selling the Class M-2 and Class M-3 Certificates to or through dealers. In connection with the purchase and sale of the Class M-2 and Class M-3 Certificates, the Class M-2 and Class M-3 Underwriter and any dealers that may participate with the Class M-2 and the Class M-3 Underwriter in such resale of the Class M-2 and the Class M-3 Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Class M-2 and the Class M-3 Underwriter in the form of discounts, concessions or commissions. The Class M-2 and Class M-3 Underwriting Agreement provides that the Company will indemnify the Class M-2 and the Class M-3 Underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-2 and the Class M-3 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.


UNTIL JULY 22, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS M CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


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